Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-186767 of our reports dated February 20, 2013, relating to the financial statements and financial statement schedule of Boardwalk Pipeline Partners, LP, and the effectiveness of Boardwalk Pipeline Partners, LP’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Boardwalk Pipeline Partners, LP for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

May 2, 2013